Exhibit 10.8

AMENDMENT NUMBER 2
TO
TOLL BROTHERS, INC.
EMPLOYEE STOCK PURCHASE PLAN (2017)

WHEREAS, Toll Brothers, Inc. (the “Company”) adopted the Toll Brothers, Inc. Employee Stock Purchase Plan (2017) (the “ESPP”) to enable Company employees to purchase the Company’s common stock at a discount from market prices. Capitalized terms used and not defined herein shall have the meanings assigned to them in the ESPP.

WHEREAS, the Board of Directors of the Company (the “Board”) desires to amend the ESPP to provide that employees are eligible to commence contributions under the ESPP as soon as reasonably practicable following employment, rather than after 60 days following employment.

WHEREAS, the Board has determined that it is in the best interests of the Company to approve this Amendment No. 2.

NOW, THEREFORE, the ESPP is amended as follows:

1.	Eligibility to Participate. Section 4(b) of the ESPP shall be amended and restated in its entirety as follows:

b)
Commencement of Participation. Each employee who is eligible to participate in the Plan under the terms of Paragraph 4(a) shall be eligible to commence contributions as soon as reasonably practicable following employment, such contributions to be used for purchases permitted under the terms of the Plan for the Offering Period first ending after the date of such contributions.

2.	Effect of Amendment to Plan. Except to the extent modified by this Amendment No. 2, the terms and conditions of the Plan will remain unchanged and shall continue in full force and effect.

This Amendment No. 2 to the Toll Brothers, Inc. Employee Stock Purchase Plan (2017) is executed this 19th day of June, 2018 by the officer named below pursuant to due authorization by the Board.

TOLL BROTHERS, INC.

By:	/s/ Martin P. Connor
Name:	Martin P. Connor
Title:	Chief Financial Officer